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                                                                       EXHIBIT 9

[LOGO OF SEDA SPECIALTY PACKAGING]

                                                                  June 23, 1997

Dear Stockholder:

  As you may be aware, on June 16, 1997, SEDA Specialty Packaging Corp. ("SEDA") entered into a merger agreement with CCL Industries Inc. ("CCL") and its indirect wholly owned subsidiary, Seawolf Acquisition Corporation ("Purchaser"), pursuant to which Purchaser agreed to commence as promptly as practicable a tender offer for SEDA Common Stock for a cash price of $29.00 per share. The agreement provides that, following completion of the offer, CCL will cause Purchaser to merge into SEDA and any SEDA shares that are not acquired through the tender offer will be converted in the merger into the right to receive the same consideration as is paid in the tender offer.

  THE BOARD OF DIRECTORS UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER, THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER YOUR SHARES PURSUANT TO THE OFFER.

  In arriving at its recommendation, the Board gave careful consideration to a number of factors as described in the enclosed Schedule 14D-9, including the opinion of Crowell, Weedon & Co. that, based on certain assumptions and subject to certain limitations, the consideration to be received by SEDA's public stockholders in the tender offer and merger is fair from a financial point of view to such holders. We urge you to read the enclosed Schedule 14D-9 and the related tender offer materials carefully.

  On behalf of SEDA's Board of Directors, I thank you for the support you have given to SEDA over the years.

                                          Sincerely,

                                          /s/ Shahrokh "Shawn" Sedaghat

                                          Shahrokh "Shawn" Sedaghat
                                          Chairman, President and Chief
                                           Executive Officer